UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: August 21, 2009 (Date of earliest event reported)

Milacron Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08485	31-1062125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4165 Half Acre Road, Batavia, Ohio		45103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 536-2000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Form 8-K

Item 2.01.

Completion of Acquisition or Disposition of Assets

On August 21, 2009, Milacron Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) completed the sale of substantially all of their assets to Milacron LLC (the “Purchaser”), a company formed by affiliates of Avenue Capital Group, certain funds and/or accounts managed by DDJ Capital Management LLC and certain other entities that together hold approximately 93% of the Company’s 11½% Senior Secured Notes (the “Participating Noteholders”), pursuant to a Purchase Agreement dated as of May 3, 2009, as amended (the “Purchase Agreement”).

In return for the Debtors’ assets, the Purchaser provided total consideration of approximately $180 million, consisting of repayment of the Company’s debtor-in-possession loan facilities (one of which was provided by the Participating Noteholders), assumption of certain of the Debtors’ other liabilities, including ordinary course liabilities and other debt, credit bid of a portion of the Participating Noteholders’ Secured Notes and payment of  additional consideration to non-Participating Noteholders.   The amount and nature of the consideration were determined by arm’s length negotiation between the parties.

A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Current Report filed by the Company on May 7, 2009.  Copies of Amendments 1 through 3 to the Purchase Agreement were each filed as Exhibit 10.1 to the Current Reports filed by the Company on June 11, June 29, and July 31, respectively.

Immediately prior to the closing of the sale, the Debtors and the Purchaser entered into Amendment No. 4 to the Purchase Agreement (the “Amendment”).  Among other things, the Amendment changed the Closing Date to August 21 or such later date as specified obligations and conditions of the parties are satisfied or waived.  The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report.

Item 7.01 Regulation FD Disclosure

Reference is made to the  Company’s Current Report on Form 8-K filed March 11, 2009 reporting the filing on March 10, 2009 by the Company and the other Debtors of a voluntary petition for relief in the U.S. Bankruptcy Court for the Southern District of Ohio (the “Bankruptcy Court”) under Chapter 11 of the U.S. Bankruptcy Code. By order entered on June 30, 2009, the Bankruptcy Court approved the sale of substantially all of the Debtors’ assets to the Purchaser pursuant to Section 363 of the Bankruptcy Code.  Such sale was completed on August 21, 2009 as reported under Item 2.01 of this Current Report.

The consideration provided by the Purchaser consisted almost entirely of  the payment and assumption of certain specified liabilities of the Debtors.  The Debtors’ remaining assets are not sufficient to satisfy the claims of the Company’s creditors.

The holders of the Company’s Preferred and Common Stock will not receive anything of value at the conclusion of the Debtors' bankruptcy proceedings.  The Company considers its Preferred and Common Stock to be worthless.

Item 9.01

Financial Statements and Exhibit

(d) Exhibits

Exhibit No.

Description

10.1

Amendment No. 4 to Purchase Agreement among Milacron Inc., certain of its subsidiaries and Milacron LLC (f/k/a MI 363 BID LLC), dated as of August 21, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

Date: August 26, 2009 By:	/s/ John C. Francy
Name: John C. Francy
Title: Vice President-Finance, Chief Financial Officer and Treasurer